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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Universal Compression Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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UNIVERSAL COMPRESSION HOLDINGS, INC.
4444 Brittmoore Road
Houston, Texas 77041

March 17, 2006

Dear Stockholder:

        We cordially invite you to our 2006 Annual Meeting of Stockholders. The meeting will be held on Wednesday, April 19, 2006, at 9:00 a.m., local time, at our corporate headquarters, located at 4444 Brittmoore Road, Houston, Texas 77041.

        At this year's meeting, you will be asked to vote on the re-election of one director, an amendment to our Employee Stock Purchase Plan and the ratification of Deloitte & Touche LLP's appointment as our independent auditors.

        Our Board of Directors unanimously recommends that you vote FOR the re-election of the nominated director, approval of the proposed amendment to our Employee Stock Purchase Plan and the ratification of the appointment of the independent auditors.

        We have attached a Notice of Annual Meeting of Stockholders and a proxy statement that contain more information about these proposals and the meeting, including the different methods you may use to vote, including by telephone and the Internet.

        A proxy card and Universal Compression Holdings, Inc.'s Annual Report for the nine months ended December 31, 2005 ("Transition Report") are being distributed along with the proxy statement on or about March 17, 2006.

        If you plan to attend, please mark the appropriate box on your proxy card to help us plan for the meeting.

        Your vote is important. We encourage you to sign and return your proxy card, or use the telephone or Internet voting procedures, before the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend in person.

STEPHEN A. SNIDER President and Chief Executive Officer

UNIVERSAL COMPRESSION HOLDINGS, INC.
4444 Brittmoore Road
Houston, Texas 77041

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 19, 2006

        NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of Universal Compression Holdings, Inc. will be held at our corporate headquarters, located at 4444 Brittmoore Road, Houston, Texas 77041, on Wednesday, April 19, 2006, at 9:00 a.m., local time. The purposes of the meeting are:

  1.
  To re-elect one director to serve until the 2009 Annual Meeting of Stockholders;

  2.
  To consider and approve an amendment to our Employee Stock Purchase Plan;

  3.
  To ratify the appointment of Deloitte & Touche LLP as our independent auditors to serve for the twelve months ending December 31, 2006; and

  4.
  To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

        Our Board of Directors has set March 6, 2006 as the record date for the meeting. This means that owners of our common stock at the close of business on that date are entitled to receive this notice of meeting and vote at the meeting and any adjournments or postponements of the meeting.

        We will make a list of our stockholders as of the close of business on March 6, 2006 available for inspection during normal business hours from April 7 through April 18, 2006, at our corporate headquarters. This list also will be available at the meeting.

By Order of the Board of Directors,
D. Bradley Childers Senior Vice President, Business Development, General Counsel and Secretary

Houston, Texas
March 17, 2006

We urge each stockholder to promptly sign and return the enclosed proxy card or to use the telephone or Internet voting procedures described in the accompanying proxy statement.

UNIVERSAL COMPRESSION HOLDINGS, INC.
4444 Brittmoore Road
Houston, Texas 77041

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 19, 2006

        These proxy materials are furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of Universal Compression Holdings, Inc. (sometimes referred to as the "Company") for use at the 2006 Annual Meeting of Stockholders of the Company. The meeting will be held at our corporate headquarters located at 4444 Brittmoore Road, Houston, Texas 77041, on Wednesday, April 19, 2006, at 9:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting. We are first sending these proxy materials to our stockholders on or about March 17, 2006.

        Only owners of record of issued and outstanding shares of our common stock at the close of business on March 6, 2006 are entitled to vote at the meeting or at adjournments or postponements of the meeting. Each owner of record is entitled to one vote on all matters submitted for a vote for each share of common stock held. On March 6, 2006, there were 30,000,960 shares of our common stock issued and outstanding (excluding 2,440,075 treasury shares). The quorum requirement for holding the meeting and transacting business is met when a majority of the issued and outstanding shares entitled to be voted at the Annual Meeting of Stockholders are present in person or represented by proxy. Both abstentions and "broker non-votes" are counted as present for the purpose of determining the presence of a quorum.

        Whether you hold shares directly, as the stockholder of record or in street name, you may vote without attending the meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this by mail, by telephone or over the Internet. Please refer to the instructions on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee. All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered to us pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to or at the meeting. You can revoke your proxy by giving written notice to our corporate secretary, delivering a later-dated proxy, using the telephone or Internet voting procedures described in the enclosed proxy card or voting in person at the meeting.

        You should specify your choice for each matter on the enclosed proxy card. If no instructions are given, proxies that are signed and returned will be voted FOR the re-election of our director nominee, FOR the proposal to approve an amendment to our Employee Stock Purchase Plan and FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors. Broker non-votes do not count as a vote for or against any proposal; however, an abstention counts as a vote against a proposal.

        Other than the three proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have discretion to vote your shares on any additional matters properly presented for a vote at the meeting. A representative of Computershare Trust Company, N.A., our transfer agent, will tabulate the votes and act as the inspector of elections. For questions about this proxy statement or the meeting, please contact D. Bradley Childers, our Senior Vice President, Business Development, General Counsel and Secretary, at (713) 335-7000.

Information Regarding Our Fiscal Year

        In December 2005, we changed our fiscal year end from March 31 to December 31. Consequently, unless otherwise indicated, the information in this proxy statement covers the nine-month period beginning April 1, 2005 and ending December 31, 2005, which we refer to as our "Transition Period." Next year, we will include information in our proxy statement for the full twelve-month period ending December 31, 2006.

PROPOSAL 1:
ELECTION OF DIRECTOR

        The Company's directors are divided into three classes—Class A, B and C—with each class serving for a period of three years. The terms of our Class C directors—Bernard J. Duroc-Danner, William M. Pruellage and Samuel Urcis—will expire at the 2006 Annual Meeting of Stockholders. Mr. Duroc-Danner and Mr. Urcis have notified the Company that they intend to serve on the Board of Directors until the 2006 Annual Meeting of Stockholders, but do not intend to run for re-election. Mr. Duroc-Danner cited Weatherford's sale of its remaining ownership interest in the Company (see "Certain Relationships and Related Transactions" for more information) and Mr. Urcis cited personal reasons for their decisions. Neither cited any disagreement with the Company's operations, policies or practices.

        Mr. Pruellage has been nominated to stand for re-election at the meeting and to hold office until our 2009 Annual Meeting of Stockholders or until he is succeeded by a qualified director. In voting on the election of Mr. Pruellage, you may vote in favor or withhold your vote.

        Stockholders may not cumulate their votes in the election of directors. Directors will be elected by a plurality, which means that the number of nominees recommended for election by the Board of Directors, currently just one, receiving the greatest number of votes will be elected. We have no reason to believe that Mr. Pruellage will be unable or unwilling to serve if elected. However, if, before the 2006 Annual Meeting of Stockholders, Mr. Pruellage should become unable or unwilling to serve for any reason, proxies may be voted for any other person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors.

        Our Board of Directors recommends a vote FOR the re-election of William M. Pruellage as a director.

INFORMATION ABOUT OUR DIRECTORS

Nominee for Election to Term Expiring 2009
(Class C)

William M. Pruellage
Age 32
New York, New York

  Mr. Pruellage became a member of our Board of Directors in April 2000 as a designee of Castle Harlan Partners III, L.P. Mr. Pruellage is a Managing Director of Castle Harlan, Inc. (a private equity investment company). Prior to joining Castle Harlan in July 1997, Mr. Pruellage worked as an investment banking analyst at Merrill Lynch beginning in July 1995. Mr. Pruellage is also a director of The Restaurant Company (a full service specialty restaurant company), Advanced Accessory Systems, LLC (a manufacturer of exterior accessories for automobiles), Rath Gibson, Inc. (a manufacturer of premium stainless steel tubular products) and Ames True Temper, Inc. (a manufacturer of lawn and garden products).

Incumbent Directors—Term Expiring 2007
(Class A)

Thomas C. Case
Age 57
Houston, Texas

  Mr. Case has served on our Board of Directors since 1999. Mr. Case served as Chairman and Chief Executive Officer of Equipment Support Services, Inc. (a consolidator of heavy equipment dealerships in the United States) from September 2001 through 2002 and is currently a member of their Board of Directors. Mr. Case served as the President of Mobil Global Gas & Power, Inc. and was responsible for gas marketing and power development in North and South America from 1998 until December 1999. Mr. Case retired from Mobil on April 1, 2000. From 1996 to 1997, Mr. Case was the Executive Vice President of Duke Energy Trading and Market Services (formerly Pan Energy), a joint venture between Duke Energy and Mobil. From 1991 to 1996, he held various positions with Mobil, serving at various times as President and Executive Vice President/Chief Operating Officer of Mobil Natural Gas, Inc., Manager of Strategic Planning for Exploration and Production of Mobil and President of Mobil Russia.

Janet F. Clark
Age 51
Houston, Texas

  Ms. Clark became a member of our Board of Directors in January 2003. Ms. Clark has served as Senior Vice President and Chief Financial Officer of Marathon Oil Company since January 5, 2004. Prior to joining Marathon Oil, Ms. Clark served as Senior Vice President and Chief Financial Officer of Nuevo Energy Company from December 2001 through December 2003, and from 1997 through 2000 was Executive Vice President, Corporate Development and Administration, and Senior Vice President and Chief Financial Officer for Santa Fe Snyder Corporation (subsequently merged into Devon Energy Corporation) and its predecessor, Santa Fe Energy Resources, Inc. Ms. Clark held investment banking positions with First Boston Corporation, Southcoast Capital Corporation and Williams Mackay Jordan & Co., Inc. from 1982 through 1996.

Uriel E. Dutton
Age 75
Houston, Texas

  Mr. Dutton became a member of our Board of Directors in February 2001 as a designee of WEUS Holding, Inc. following our acquisition of Weatherford Global Compression Services, L.P. Mr. Dutton has been counsel to and a partner with the law firm of Fulbright & Jaworski L.L.P. for more than the past eight years, where his practice focuses on real estate and oil and gas matters. Mr. Dutton also serves as director and Vice President of M.D. Anderson Foundation (a charitable corporation).

Incumbent Directors—Term Expiring 2008
(Class B)

Ernie L. Danner
Age 51
Houston, Texas

  Mr. Danner became our Chief Financial Officer and Executive Vice President and a director upon consummation of our acquisition of Tidewater Compression Service, Inc. in 1998. Mr. Danner held the position of Chief Financial Officer until April 1999, after which he retained the position of Executive Vice President. Mr. Danner became President, Latin America Division, of our wholly-owned subsidiary, Universal Compression, Inc., in November 2002. In April 2005, Mr. Danner became Executive Vice President and President, International Division. Prior to joining us, Mr. Danner served as Chief Financial Officer and Senior Vice President of MidCon Corp. (an interstate pipeline company and a wholly-owned subsidiary of Occidental Petroleum Corporation). From 1988 until May 1997, Mr. Danner served as Vice President, Chief Financial Officer and Treasurer of INDSPEC Chemical Company, and he also served as a director. Mr. Danner is also a director of Tide-Air, Inc. (a distributor of Atlas Copco air compressors), Copano Energy, L.L.C. (a midstream natural gas company), Horizon Lines, LLC (a Jones Act shipping company) and serves on the Board of Trustees of the John Cooper School in The Woodlands, Texas.

Lisa W. Rodriguez
Age 45
Houston, Texas

  Ms. Rodriguez became a member of our Board of Directors in May 2002 as a designee of WEUS Holding, Inc., a wholly-owned subsidiary of Weatherford International Ltd., following our acquisition of Weatherford Global Compression Services, L.P. Ms. Rodriguez became Senior Vice President and Chief Financial Officer of Weatherford International, Inc., also a wholly-owned subsidiary of Weatherford International Ltd., and of Weatherford International Ltd. in June 2002 in connection with the June 26, 2002 restructuring of Weatherford International, Inc. She served as Vice President - Accounting and Finance of Weatherford International, Inc. from February 2001 to June 2002. Ms. Rodriguez joined Weatherford International, Inc. in 1996 and has served in several positions, including Vice President -Accounting from June 2000 to February 2001, and Controller from 1999 to February 2001. Prior to joining Weatherford International, Ms. Rodriguez worked for Landmark Graphics (a software and service provider to the energy industry) from 1993 to 1996.

Stephen A. Snider
Age 58
Houston, Texas

  Mr. Snider has been our President and Chief Executive Officer and a director since consummation of our Tidewater Compression Services, Inc. acquisition in 1998. Mr. Snider has over 25 years of experience in senior management of operating companies, and also serves as a director of Energen Corporation (a diversified energy company focusing on natural gas distribution and oil and gas exploration and production) and T-3 Energy Services, Inc. (a provider of a broad range of oilfield products and services). Mr. Snider also serves on the Board of Directors of the Memorial Hermann Hospital System.

INFORMATION ABOUT OUR CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS AND ITS COMMITTEES

Corporate Governance

        Independence.    Our Board of Directors has determined that all of our directors are independent directors within the meaning of the rules of the New York Stock Exchange (the "NYSE"), other than Mr. Snider and Mr. Danner, who are members of our management. In making this determination, the Board affirmatively determined that each independent director has no "material relationship" with the Company or management, and that none of the express disqualifications under Section 303A.02(b) of the NYSE rules applies to any of them.

        As described in "Certain Relationships and Related Transactions" below, Mr. Duroc-Danner, Ms. Rodriguez and Mr. Dutton were previously nominated to the Board in accordance with then-existing contractual arrangements with an affiliate of Weatherford International Ltd. ("Weatherford"). Those contractual arrangements expired on December 14, 2005 when Weatherford sold its remaining ownership interest in our company—6,750,000 shares or approximately 21% of our outstanding common stock at the time.

        The independence of these directors was analyzed in light of and with respect to those contractual arrangements for the period prior to Weatherford's sale of its remaining ownership interests in our company and the resulting expiration of those contractual arrangements. In determining that these directors were independent under the NYSE rules, the Board considered that Mr. Duroc-Danner and Ms. Rodriguez are executive officers of Weatherford, and that Mr. Dutton originally was selected as a nominee to the Board by Weatherford, and concluded that none of these relationships was a "material relationship" with our company nor otherwise impairs their independence from us or our management. In reaching this conclusion, the Board noted that these individuals were designated for nomination to the Board by Weatherford in its capacity as a significant stockholder and that Weatherford's rights arose as a result of agreements relating to its stock ownership, which the Board viewed as consistent with their role as independent directors. The Board further noted that none of these individuals had or has any relationships in his or her individual capacity with our company or our management. The Board also considered that our company and Weatherford engage in an immaterial amount of commercial transactions with each other in the ordinary course of business, as described in "Certain Relationships and Related Transactions" below, and concluded that these transactions did not and do not impact the independence of Mr. Duroc-Danner, Ms. Rodriguez or Mr. Dutton. Further, the Board considered that the law firm with respect to which Mr. Dutton serves as Of Counsel provides legal services to Weatherford, but concluded that these relationships do not impact Mr. Dutton's independence. Finally, the Board concluded that even though Mr. Duroc-Danner, Ms. Rodriguez and Mr. Dutton are independent directors for purposes of the NYSE rules, and, therefore, may serve on our Compensation Committee and our Nominating and Corporate Governance Committee, they were not, prior to Weatherford's sale of its remaining ownership interest in our company, eligible to serve on our Audit Committee under the rules of the Securities and Exchange Commission (the "SEC") and the NYSE governing audit committees as a result of their relationships with Weatherford.

        Corporate Governance Guidelines.    We are committed to adhering to sound principles of corporate governance and have adopted principles that we believe promote the effective functioning of the Board, its committees and our company. A copy of our Corporate Governance Guidelines is available on our website at www.universalcompression.com, by clicking on "Company Information," then "Corporate Governance." We will also provide a copy of our Corporate Governance Guidelines to any of our stockholders without charge upon written request.

        Code of Business Conduct and Ethics.    We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. A copy of our Code of Business Conduct and Ethics is available on our website at www.universalcompression.com, by clicking on "Company Information," then

"Corporate Governance." We will also provide a copy of our Code of Business Conduct and Ethics to any of our stockholders without charge upon written request.

        Executive Sessions of the Board of Directors and Presiding Director.    Executive sessions of our non-management directors are held at least twice each year. Mr. Case has been appointed as the Presiding Director for these sessions.

        Communication with Board Members.    Stockholders and other interested parties may communicate with the Board of Directors, or any of our individual directors, including the Presiding Director, or the non-management directors as a group, by sending a letter in care of the Company's Corporate Secretary, 4444 Brittmoore Road, Houston, Texas 77041. The Corporate Secretary will open, log and forward all such correspondence (other than advertisements or other solicitations) to directors unless the director or directors to whom the correspondence is addressed has requested the Corporate Secretary to forward correspondence unopened.

Committees of the Board of Directors

        The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The written charter for each of these committees is available on our website at www.universalcompression.com, by clicking on "Company Information," then "Corporate Governance." We will also provide a copy of a committee charter to any of our stockholders without charge upon written request.

        Audit Committee.    Ms. Clark (Chair), Mr. Case, Mr. Urcis, Mr. Pruellage and Ms. Rodriguez are the current members of the Audit Committee. Ms. Rodriguez joined the Audit Committee after the reviews, discussions and recommendations contained in the "Report of the Audit Committee" (see later in this proxy statement) were completed and, therefore, is not a signatory on that report. All members of the Audit Committee are independent as defined by the rules of the NYSE and the SEC. The Board of Directors also has determined that each of Ms. Clark, Mr. Pruellage and Ms. Rodriguez is an "audit committee financial expert" as defined in the rules and regulations of the SEC. The primary functions of the Audit Committee are overseeing the:

  •
  integrity of the Company's financial statements;

  •
  Company's compliance with legal and regulatory requirements;

  •
  Company's independent auditors qualifications;

  •
  performance of the independent auditors and the Company's internal audit function; and

  •
  Company's systems of disclosure controls and procedures, and internal control over financial reporting.

        Compensation Committee.    Mr. Duroc-Danner (Chair), Mr. Pruellage and Ms. Rodriguez are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the rules of the NYSE. The primary functions of the Compensation Committee are to:

  •
  discharge the Board's responsibilities relating to compensation of the Company's executives;

  •
  in consultation with senior management, establish and review the Company's general compensation philosophy and oversee the development and implementation of our compensation programs;

  •
  review and approve corporate goals and objectives relevant to the compensation of our chief executive officer, evaluate the performance of the chief executive officer in light of those goals and objectives and set the chief executive officer's compensation level based on this evaluation; and

  •
  make recommendations to the Board with respect to the Company's incentive compensation plans and equity-based plans and oversee the activities of the individuals and entities responsible for administering these plans.

        Nominating and Corporate Governance Committee.    Mr. Dutton (Chair), Mr. Case and Ms. Clark are the current members of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent as defined by the rules of the NYSE. The primary functions of the Nominating and Corporate Governance Committee are to:

  •
  identify and recommend individuals to the Board and its committees;

  •
  establish procedures for such committee to exercise oversight of the evaluation of the Board and management; and

  •
  develop and recommend to the Board a set of corporate governance principles applicable to the Company.

        The Nominating and Corporate Governance Committee expects to fill vacancies, including the anticipated vacancies of Mr. Duroc-Danner and Mr. Urcis, through its own inquiries and through recommendations from other directors, executive officers, including the Chief Executive Officer, third parties, and stockholders. For a stockholder candidate to be considered, the stockholder is required to comply with the procedures set forth in this proxy statement. See "Stockholder Recommendations of Director Nominees" and "Proposals of Stockholders for 2007 Annual Meeting of Stockholders" elsewhere in these proxy materials. The current nominee for director, Mr. Pruellage, an existing director standing for re-election, is listed above under the caption "Information About Our Directors - Nominee for Election to Term Expiring 2009."

        Subject to the rights of the Company stockholders under the Company's Bylaws, the Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates identified through other sources, including candidates recommended by directors, executive officers and third parties. In deciding if a candidate is qualified to be a nominee, the Nominating and Corporate Governance Committee may take into account such factors as it considers appropriate, including the criteria identified in our Corporate Governance Guidelines, such as the candidate's personal qualities and characteristics, accomplishments and reputation in the business community; the candidate's knowledge and contacts in the communities in which the Company does business and in the Company's industry or other industries relevant to the Company's business; the candidate's ability and willingness to commit adequate time to Board and committee matters; the fit of the candidate's skills and personality with those of other directors and potential directors in building a Board of Directors that is effective, collegial and responsive to the needs of the Company; and whether the candidate would contribute to the diversity of viewpoints, background and experience of the Board of Directors.

        The Nominating and Corporate Governance Committee believes that directors must be willing and able to devote sufficient time to carry out their duties and responsibilities effectively, including preparing for and participating in Board and committee meetings, to serve on the Board of Directors and one or more of its committees for an extended period of time, and to abide by our Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Number of Meetings

        During the Transition Period, the Board of Directors met five times, the non-management directors met in executive session five times, the Audit Committee met six times, the Compensation Committee met three times and the Nominating and Corporate Governance Committee met once. With the exception of Mr. Duroc-Danner, each director attended more than 75% of the aggregate of the Board of Directors meetings and meetings of the committees of which he or she is a member.

Board Compensation

        During the Transition Period, directors who were not our officers received a director fee of $30,000 and reimbursement of reasonable out-of-pocket expenses. These directors also received between $500 and $1,000 per Board of Directors or Committee meeting attended, except in the case of a Committee Chair, who received $1,500 per meeting attended. The Committee Chairs for the Compensation Committee and the Nominating and Corporate Governance Committee received an additional annual chairperson fee of $5,000, and the Committee Chair for the Audit Committee received an additional annual chairperson fee of $10,000. Pursuant to the Company's Directors' Stock Plan, directors may elect to receive all or a portion of their future director fees in the form of our common stock. In addition, directors who are not our officers are eligible to receive stock option awards under our Incentive Stock Option Plan. During the Transition Period, no options were awarded to any of the non-management directors, as these options have historically been awarded in March of each year. In March 2006, Mr. Case, Ms. Clark, Mr. Dutton, Mr. Pruellage and Ms. Rodriguez were each awarded 7,500 options under the Incentive Stock Option Plan, all of which have a one-year vesting schedule.

Director Attendance at Annual Meeting of Stockholders

        The Company encourages all directors to attend its Annual Meeting of Stockholders, and all directors are expected to attend the 2006 Annual Meeting of Stockholders. Six of our nine directors attended our 2005 Annual Meeting of Stockholders, which was held July 26, 2005.

Compensation Committee Interlocks and Insider Participation

        During the Transition Period, Mr. Duroc-Danner, Mr. Pruellage, and Ms. Rodriguez served as members of our Compensation Committee. Mr. Duroc-Danner is President and Chief Executive Officer, and Ms. Rodriguez is Senior Vice President and Chief Financial Officer, of Weatherford. See "Certain Relationships and Related Transactions" for a description of certain of our arrangements and transactions with Weatherford during the Transition Period.

Section 16(a) Beneficial Ownership Reporting Compliance

        Executive officers, directors and certain persons who own more than ten percent of our common stock are required by Section 16(a) of the Securities Exchange Act of 1934 and related regulations to file reports of their ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of the reports.

        Two of our reporting persons filed Form 5's. We received a written representation from the other reporting persons who did not file an annual report with the SEC on Form 5 that no Form 5 filing was due. Based solely on our review of the reports and representations furnished to us by such reporting persons, we believe that all required Section 16(a) reports were timely filed during the Transition Period, with the exception of a Form 4 disclosing one transaction that was filed late by Richard Leong.

Transactions and Relationships with our Directors and Executive Officers

        See "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions."

EXECUTIVE OFFICERS

        The following table sets forth certain information regarding our executive officers as of March 6, 2006:

Name	Age	Position
Stephen A. Snider	58	President, Chief Executive Officer and Director
Ernie L. Danner	51	Executive Vice President and Director
J. Michael Anderson	43	Senior Vice President and Chief Financial Officer
Kirk E. Townsend	47	Senior Vice President
D. Bradley Childers	41	Senior Vice President, Business Development, General Counsel and Secretary
Richard Leong	55	Senior Vice President, Marketing
Kenneth R. Bickett	44	Vice President, Accounting and Corporate Controller

        Stephen A. Snider.    Mr. Snider's biographical information may be found on page 4 of this proxy statement.

        Ernie L. Danner.    Mr. Danner's biographical information may be found on page 4 of this proxy statement.

        J. Michael Anderson.    Mr. Anderson joined us as Senior Vice President and Chief Financial Officer in March 2003. From 1999 to March 2003, Mr. Anderson held various positions with Azurix Corp. (a water and wastewater utility and services company), primarily as the company's Chief Financial Officer and later as Chairman and Chief Executive Officer. Prior to that time, Mr. Anderson spent ten years in the Global Investment Banking Group of J. P. Morgan Chase & Co.

        Kirk E. Townsend.    Mr. Townsend is our Senior Vice President, which position he has held since February 2001, and is President, North America Division, of Universal Compression, Inc., our wholly-owned subsidiary, which position he has held since October 2001. Mr. Townsend is responsible for all business activities of Universal Compression, Inc. within the United States and Canada. Mr. Townsend joined Universal Compression, Inc.'s predecessor company in 1979 as a domestic sales representative. In 1986, he became an international sales representative. Mr. Townsend was promoted to Vice President of Business Development in April 1999 and Vice President of Sales in October 1999. Mr. Townsend has over 26 years of sales and management experience in the natural gas compression industry.

        D. Bradley Childers.    Mr. Childers joined us as Senior Vice President, General Counsel and Secretary in September 2002. In April 2005, Mr. Childers became Senior Vice President, Business Development, General Counsel and Secretary. Prior to joining us, Mr. Childers held various positions with Occidental Petroleum Corporation and its subsidiaries, including as Vice President, Business Development at Occidental Oil and Gas Corporation from 1999 to August 2002, and as a corporate counsel in the legal department from 1994 to 1999. Prior to that time, Mr. Childers was an associate corporate attorney at Sullivan & Cromwell, in their Los Angeles office, from 1989 to 1994.

        Richard Leong.    Mr. Leong joined us in December 2001 as our Vice President and as President, Asia Pacific Division, of Universal Compression, Inc. In April 2005, Mr. Leong became Senior Vice President, Marketing. From 1996 until May 2001, Mr. Leong worked with Cooper Energy Services in various managerial and sales positions, serving most recently as Vice President, Sales & Marketing. Mr. Leong has over 30 years of marketing and general management experience in the energy industry.

        Kenneth R. Bickett.    Mr. Bickett joined us as Vice President, Accounting and Corporate Controller in July 2005. Prior to joining us, Mr. Bickett served as Vice President and Assistant Controller for Reliant Energy, Inc., an electricity and energy services provider. Prior to joining Reliant Energy in 2002, Mr. Bickett was employed by Azurix Corp. since 1998, where he most recently served as Vice President and Controller.

EXECUTIVE COMPENSATION

        The following tables and narrative text sets forth the compensation paid during the Transition Period and the twelve month fiscal years ended March 31, 2005, 2004 and 2003 for our Chief Executive Officer and our other four most highly compensated executive officers during the Transition Period (the "Named Officers"):

Summary Compensation Table

							Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position	Fiscal Year						Restricted Stock(1)			Stock Options (shares)		All Other Compensation(2)
		Salary		Bonus
Stephen A. Snider President and Chief Executive Officer	Transition 2005 2004 2003	$371,154 450,000 390,000 375,000	(3)	$	— 550,000 550,000 93,750	(4)	$	— 754,200 446,400 —	(7) (8)	130,000 30,000 35,000 35,000	(5) (9)	$23,000 33,069 37,120 28,720
Ernie L. Danner Executive Vice President	Transition 2005 2004 2003	240,769 300,000 286,000 275,000	(3)		— 330,000 270,000 117,232	(4)		633,450 452,520 357,120 —	(6) (7) (8)	25,000 22,000 25,000 25,000	(5) (9)	20,700 28,804 34,421 25,099
J. Michael Anderson(10) Senior Vice President & Chief Financial Officer	Transition 2005 2004 2003	221,538 275,000 260,000 1,000	(3)		— 225,000 245,000 —	(4)		380,070 301,680 238,080 349,000	(6) (7) (8) (11)	20,000 17,000 20,000 85,000	(5) (9)	20,689 26,933 29,719 —
Kirk E. Townsend Senior Vice President	Transition 2005 2004 2003	225,385 280,000 245,000 235,000	(3)		— 230,000 270,000 43,757	(4)		422,300 301,680 238,080 —	(6) (7) (8)	20,000 17,000 20,000 20,000	(5) (9)	20,865 28,285 26,011 20,940
D. Bradley Childers(12) Senior Vice President, Business Development, General Counsel and Secretary	Transition 2005 2004 2003	202,115 240,000 215,000 103,846	(3)		— 180,000 170,000 15,741	(4)		380,070 301,680 238,080 188,400	(6) (7) (8) (13)	20,000 17,000 20,000 65,000	(5) (9)	19,121 28,755 26,085 8,367

(1)
Following is the aggregate number of shares of restricted stock and its value, based on the closing price of our common stock on the NYSE as of December 30, 2005, held by each of the following: Mr. Snider, 42,500 shares valued at $1,747,600; Mr. Danner, 29,000 shares valued at $1,192,480; Mr. Anderson, 31,000 shares valued at $1,274,720; Mr. Townsend, 18,500 shares valued at $760,720; and Mr. Childers, 21,000 shares valued at $863,520. Including the shares of restricted stock granted on March 3, 2006 as compensation in respect of the twelve-month period ending March 31, 2006, which includes the Transition Period, the aggregate number of shares of restricted stock and its value, based on the closing price of the Company's common stock on the NYSE as of December 30, 2005, held by each of the following would be: Mr. Snider, 42,500 shares valued at $1,747,600; Mr. Danner, 44,000 shares valued at $1,809,280; Mr. Anderson, 40,000 shares valued at $1,644,800; Mr. Townsend, 28,500 shares valued at $1,171,920; and Mr. Childers, 30,000 shares valued at $1,233,600.

(2)
Represents matching contributions of $2,665, $4,569, $4,396, $4,362, and $4,638 made by us during the Transition Period under our 401(k) Savings Plan for each of Messrs. Snider, Danner, Anderson, Townsend and Childers, respectively; payments of $6,912, $3,000, $3,202, $2,400 and $1,425 made by us during the Transition Period under our Employees' Supplemental Savings Plan for each of Messrs. Snider, Danner, Anderson, Townsend and Childers, respectively; health care premiums of $12,613 made by us during the Transition Period under our Executive Medical and Dental Plan on behalf of each of Messrs. Snider, Danner, Anderson, Townsend and Childers; life insurance and AD&D premiums of $810, $518, $478, $486 and $445 made by us during the Transition Period under our group life insurance and AD&D plans for each of Messrs. Snider, Danner, Anderson, Townsend and Childers, respectively; and $1,004 for Mr. Townsend under our Executive Physical Program.

(3)
Wages paid for the nine month period beginning April 1, 2005 through December 31, 2005.

(4)
Due to our fiscal year end change, bonus payments have not yet been awarded. These payments, if any, will be made during the twelve-month period ending December 31, 2006 with respect to our existing twelve-month compensation measurement and performance review period, which began on April 1, 2005 and will end on March 31, 2006. To align our compensation measurement and performance review period with our revised fiscal period, we expect to have a nine-month compensation measurement and performance review period beginning April 1, 2006 and ending December 31, 2006. As a result, we expect our compensation measurement and performance review period and our fiscal period will be re-aligned beginning with the year ending December 31, 2007.

(5)
These stock options were granted on March 3, 2006 as compensation in respect of the twelve-month period ending March 31, 2006, which includes the Transition Period.

(6)
These shares of restricted stock were granted on March 3, 2006 as compensation in respect of the twelve-month period ending March 31, 2006, which includes the Transition Period, and will vest 25% on March 3, 2008 and 25% on each March 3 thereafter until March 3, 2011. The values set forth in the table are based on $42.23 per share, the closing price of our common stock on the NYSE on March 3, 2006.

(7)
These shares of restricted stock were granted on March 9, 2005 as compensation in respect of the fiscal year ended March 31, 2005 and will vest 25% on March 9, 2007 and 25% on each March 9 thereafter until March 9, 2010. The values set forth in the table are based on $37.71 per share, the closing price of our common stock on the NYSE on March 9, 2005.

(8)
These shares of restricted stock were granted on April 30, 2004 as compensation in respect of the fiscal year ended March 31, 2004 and will vest 25% on April 30, 2006 and 25% on each April 30 thereafter until April 30, 2009. The values set forth in the table are based on $29.76 per share, the closing price of our common stock on the NYSE on April 30, 2004.

(9)
These stock options were granted on April 30, 2004 as compensation in respect of the fiscal year ended March 31, 2004.

(10)
Mr. Anderson joined us in March 2003.

(11)
These shares of restricted stock were granted to Mr. Anderson on March 31, 2003 and such shares vested 25% on March 31, 2005 and will vest 25% on each March 31 thereafter until March 31, 2008. The value set forth in the table is based on the $17.45 per share, the closing price of our common stock on the NYSE on March 31, 2003.

(12)
Mr. Childers joined us in September 2002.

(13)
These shares of restricted stock were granted to Mr. Childers on September 3, 2002 and such shares vested 25% on September 3, 2004 and 25% on September 3, 2005, and will vest 25% on each September 3 thereafter until September 3, 2007. The value set forth in the table is based on $18.84 per share, the closing price of our common stock on the NYSE on September 3, 2002.

Option Grants With Respect to the Transition Period

        No stock option grants were made during the Transition Period to our Chief Executive Officer or our other four most highly compensated executive officers. Grants, however, were made on March 3, 2006, as compensation in respect of the twelve-month period ending March 31, 2006, which includes the Transition Period, as reflected in the table, below.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted With Respect to Transition Period
Name			Exercise or Base Price ($/Share)	Expiration Date
					5%	10%
Stephen A. Snider	130,000	48.9%	$43.39	03/03/2016	$3,546,347	$8,988,137
Ernie L. Danner	25,000	9.4	43.39	03/03/2016	681,990	1,728,488
J. Michael Anderson	20,000	7.5	43.39	03/03/2016	545,592	1,382,790
Kirk E. Townsend	20,000	7.5	43.39	03/03/2016	545,592	1,382,790
D. Bradley Childers	20,000	7.5	43.39	03/03/2016	545,592	1,382,790

(1)
The calculations at five percent and ten percent appreciation rates are established by the SEC and are not intended to forecast future appreciation rates for our common stock.

Aggregated Option Exercises During the Transition Period
and Transition Period End Option Values

			Number of Securities Underlying Unexercised Options at Transition Period End
					Value of Unexercised in-the-Money Options at Transition Period End
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable(1)	Exercisable	Unexercisable
Stephen A. Snider	5,400	$191,322	473,251	195,001	$7,693,681	$657,733
Ernie L. Danner	5,000	177,150	246,547	72,001	4,440,479	471,744
J. Michael Anderson	—	—	63,332	78,668	1,448,776	896,214
Kirk E. Townsend	66,326	1,385,887	111,667	57,001	1,642,201	375,373
D. Bradley Childers	—	—	63,332	58,668	1,389,409	416,731

(1)
Includes stock options granted on March 3, 2006 as compensation in respect of the twelve-month period ending March 31, 2006, which includes the Transition Period.

PERFORMANCE GRAPH

        The following graph compares the performance of our common stock to the Standard & Poor's 500 Stock Index and Standard & Poor's 500 Energy Equipment & Services Index from May 24, 2000, the first day of trading for our common stock, to December 31, 2005. The graph assumes that the value of the investment in our common stock, the S&P 500 Stock Index and the S&P 500 Energy Equipment & Services Index was $100 at May 24, 2000 and that all dividends were reinvested quarterly.

COMPARISON OF CUMULATIVE TOTAL RETURN

        The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

REPORT OF THE COMPENSATION COMMITTEE

Compensation Policy

        The goal of the Company's compensation policy is to offer a cash and stock-based compensation package that attracts and retains executive officers and that aligns executive compensation with the interests of its stockholders. The Company's philosophy is to provide total compensation, consisting of a base salary and short-term and long-term incentives, which is competitive with companies of similar size in the oilfield services sector, and includes annual bonus compensation potential that is based on a combination of corporate and individual performance. We, the Compensation Committee of the Board of Directors, review the Company's executive compensation programs annually to ensure these programs are competitive and reasonable, and to ensure the programs are appropriately applied to each executive officer.

        In December 2005, the Board of Directors approved a change to the Company's fiscal year end from March 31 to December 31. As a result, this report covers the nine-month period beginning April 1, 2005 and ending December 31, 2005 (the "Transition Period"). In addition, this Committee determined to maintain the Company's existing twelve-month compensation measurement and performance review period, which will consist of the Transition Period plus the quarter ending March 31, 2006 (the "Next Review Period"), notwithstanding the determination in December 2005 to change the Company's fiscal year end. This decision was made to maintain the applicability of the twelve-month based compensation measures established at the beginning of that twelve-month period. However, the Committee initiated its compensation review process in March 2006 with respect to the Next Review Period and awarded long-term incentive compensation to the Company's executive officers on March 3, 2006. The compensation review process with respect to any changes to base salary and any short-term incentive bonus compensation for the Next Review Period will take place in mid-2006. To re-align our compensation measurement and performance review period with the Company's revised fiscal year end, we expect the compensation measurement and performance review period following the Next Review Period will be a nine-month period beginning April 1, 2006 and ending December 31, 2006. As a result, we expect the compensation measurement and performance review period and the Company's fiscal period will be re-aligned beginning with the year ending December 31, 2007.

        The review process for the Next Review Period has been and will, in relevant part, be substantially similar to that used for the fiscal year ended March 31, 2005. The review process for the fiscal year ended March 31, 2005 involved, among other things, this Committee's examination of:

  •
  analyses by the outside executive compensation advisor engaged by this Committee, including analyses of data involving similarly-sized oilfield service companies;

  •
  each executive's performance compared to the goals and objectives established for the executive;

  •
  the nature, scope and level of the executive's responsibilities; and

  •
  each executive's contribution to the Company's financial results and effectiveness in exemplifying and promulgating the Company's core values—safety, service and integrity.

        Based upon this review, we found the total compensation of the Chief Executive Officer and the other executive officers for the fiscal year ended March 31, 2005 to be reasonable, both in the aggregate and on an individual basis. Additionally, based upon our review with respect to long-term incentives for the Next Review Period, we found the total long-term incentives of the Chief Executive Officer and the other executive officers for the Next Review Period to be reasonable, both in the aggregate and on an individual basis.

Compensation Policy Components

        Base Salary.    Base salaries are competitive with those offered by companies of similar size in the oilfield services sector. Individual salaries, which are reviewed annually, are based on individual skills and performance and market comparisons. Based upon this analysis, this Committee approved the increase of the base salaries of the executive officers that was effective July 11, 2005.

        Incentive Bonus.    This Committee has adopted an Officers' Incentive Plan each year to provide each executive officer with the potential to earn a cash bonus expressed as a percentage of salary. To date, there have been no bonuses awarded to the executive officers in respect of Transition Period performance.

        The Officers' Incentive Plan in effect for the Next Review Period (the "Plan") provides for bonus payments based upon individual performance and the attainment of certain Company financial and operating goals recommended by the Chief Executive Officer, based upon the Company's annual profit plan, and approved by this Committee. Under the Plan, each executive officer's bonus amount is first calculated based on an objective analysis of our financial and safety performance, with 90% of this amount based on financial performance, which is based on overall Company and divisional earnings measurements, and 10% based on safety performance, as measured by the Total Recordable Incident Rate (TRIR) (total number of reportable occupational injuries in relation to man-hours worked). An individual performance multiplier is then applied to the bonus determined on the basis of financial and safety performance. The purpose of the multiplier, which can range from 0 to 1.25 times, was to account for each executive officer's individual performance. In the case of the Chief Executive Officer, the multiplier is determined by this Committee. In the case of the other executive officers, the multiplier is recommended by the Chief Executive Officer and approved by this Committee. This Committee has the discretion to increase the multiplier above 1.25 and to award bonuses in excess of or below the targeted amounts, if warranted in its discretion.

        Stock Option Grants.    The use of stock options is considered to be an important incentive to our executive officers for working toward our long-term growth. We believe that stock options provide our executive officers with a benefit that will increase only to the extent that the value of our common stock increases. The number of options granted to an executive officer is based on the officer's achievements in increasing the value of the Company's common stock to date, competitive market data for each executive officer position, and on the executive officer's ability to impact overall corporate performance. The options granted are subject to vesting over a three year period and have exercise prices equal to the market value of our stock on the date of the grant. No stock option grants were awarded to executive officers during the Transition Period. However, on March 3, 2006, six of our executive officers received stock option grants representing an aggregate of 225,000 shares of common stock with respect to our traditional twelve-month compensation measurement and performance review period, which will end on March 31, 2006.

        Restricted Stock Grants.    The Company also utilizes grants of restricted stock as long-term compensation for our executive officers. The number of restricted shares granted is determined in the same way as stock options, based on the executive officer's achievements in increasing the value of the Company's common stock to date, on competitive market data obtained for each executive officer position, and on the executive officer's ability to impact overall corporate performance. This Committee can exercise its discretion in determining the vesting schedule for restricted stock. Generally, common stock subject to the restricted stock grants vests 0% upon the first anniversary of the grant and 25% on each anniversary thereafter through the fifth anniversary. There were no restricted stock grants for the executive officers during the Transition Period. However, on March 3, 2006, an aggregate of 48,000 shares of restricted stock were granted to five of our executive officers with respect to our traditional twelve-month compensation measurement and performance review period, which will end on March 31, 2006.

        Other Compensation Programs.    Our 401(k) Savings Plan provides employees, including executive officers, the opportunity to defer up to 25% of their eligible salary on a pre-tax basis through contributions to an account from which the employee may direct how the funds are invested. Through the Transition Period, we matched, with Company common stock, 50% of each employee's contributions, with a maximum match of 3% of the employee's compensation. Effective January 1, 2006, the match for employees with five or more years of service was increased to 75% of such employee's contributions, with a maximum match of 4.5% of the employee's compensation. Employees generally vest in the Company's contribution over five years, based on length of employment. Company common stock is not a 401(k) investment option for employees.

        Our Employees' Supplemental Savings Plan provides employees with an annual base salary equal to $100,000 or more, including executive officers, the opportunity to defer up to 25% of their eligible salary. In addition, participants can defer up to 100% of their bonuses. Through the Transition Period, we matched 50% of the employee's deferrals of eligible compensation, with a maximum match of 3% of the employee's compensation. Effective January 1, 2006, the match for employees with five or more years of service was increased to 75% of such employee's deferrals of eligible compensation, with a maximum match of 4.5% of the employee's eligible compensation. Deferrals from bonuses are not eligible for the match. The match limits of 3% and 4.5% are aggregate amounts and include both the 401(k) Savings Plan and the Supplemental Savings Plan match amounts.

Transition Period Compensation for the President and Chief Executive Officer

        During the Transition Period, Mr. Snider received a base salary of $371,154. Mr. Snider's bonus amount, if any, will be calculated at the same time as the other executive officers, after the end of the Next Review Period. No stock option or restricted stock grants were awarded to Mr. Snider during the Transition Period. However, on March 3, 2006, Mr. Snider was granted options representing 130,000 shares of our common stock with respect to our traditional twelve-month compensation review period, which will end on March 31, 2006. Our compensation review process with respect to base salary and incentive bonus for the Next Review Period will take place in mid-2006, at the same time as the other executive officers. Finally, the Company made matching contributions during the Transition Period of 77 shares of common stock to Mr. Snider's 401(k) account and 184 shares of common stock to his account under the Employees' Supplemental Savings Plan.

        Mr. Snider's compensation is determined using substantially the same criteria utilized to determine compensation for our other executive officers, as described earlier in this report.

Compensation Deductions Limitations

        Section 162(m) of the Internal Revenue Code, as amended, limits the deductibility of certain compensation expenses in excess of $1,000,000 to any one individual in any fiscal year. Compensation that is "performance based" is excluded from this limitation. For compensation to be "performance based," it must meet certain criteria including certain predetermined objective standards approved by stockholders. We believe that maintaining the discretion to evaluate the performance of our management is an important part of our responsibilities and benefits the Company's stockholders. We periodically assess the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

Summary

        In making decisions regarding executive compensation, this Committee compares current compensation levels with those of other companies within the oilfield services sector that compare favorably to our company with regard to market capitalization and other financial indicators by which we have historically measured the Company's performance. This Committee uses its discretion to determine a total compensation package of base salary, short-term and long-term incentives that are competitive with this group of peer companies. In conclusion, we believe the executive compensation programs are appropriately applied to the Company's executive officers and are necessary to retain the executive officers who are essential to the continued development and success of the Company, to compensate those executive officers for their contributions and to enhance stockholder value.

                      Compensation Committee
                      Bernard J. Duroc-Danner,                       Chair
                      Lisa W. Rodriguez
                      William M. Pruellage

        The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of March 6, 2006, the beneficial ownership of our common stock by persons we know to be the beneficial owners of more than five percent of our issued and outstanding common stock, our directors, our Named Officers and all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite the stockholder's name. Except as otherwise set forth below, shares of common stock not outstanding but deemed beneficially owned by virtue of a person or group having the right to acquire them within 60 days, including outstanding stock options, are treated as outstanding only for purposes of determining the percentage owned by such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership by any other person. The address for each executive officer and director listed below is c/o Universal Compression Holdings, Inc., 4444 Brittmoore Road, Houston, Texas 77041.

Name and Address of Beneficial Owner	Aggregate Number of Shares Beneficially Owned	Percentage of Outstanding Shares(1)
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	2,545,717	8.5%
Dimensional Fund Advisors Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,369,280	7.9%
TimesSquare Capital Management, LLC(4) Four Times Square, 25th Floor New York, New York 10036	1,952,061	6.5%
Kayne Anderson Rudnick Investment Management, LLC(5) 1800 Avenue of the Stars, 2nd Floor Los Angeles, CA 90067	1,796,917	6.0%
Snow Capital Management, L.P.(6) 2100 Georgetowne Drive, Suite 400 Sewickley, PA 15143	1,698,222	5.7%
Thomas C. Case(7)	40,334	*
Janet F. Clark(8)	25,997	*
Samuel Urcis(7)	69,488	*
William M. Pruellage(7)	41,308	*
Bernard J. Duroc-Danner(9)	15,000	*
Lisa W. Rodriguez(9)	15,000	*
Uriel E. Dutton(7)	40,701	*
Stephen A. Snider(10)	569,505	1.9%
Ernie L. Danner(11)	348,838	1.2%
Kirk E. Townsend(12)	164,295	*
J. Michael Anderson(13)	150,584	*
D. Bradley Childers(14)	118,591	*
All directors and executive officers as a group (14 persons)(15)	1,713,994	5.7%

*
Less than 1% of our issued and outstanding shares of common stock.

(1)
Reflects the shares beneficially owned as a percentage of common stock outstanding (30,000,960 shares, excluding 2,440,075 treasury shares) plus the beneficial owner's shares of common stock subject to options that are or will become fully-vested within 60 days, if any.

(2)
Based solely on a review of the Schedule 13G filed by FMR Corp. with the SEC on February 14, 2006.

(3)
Based solely on a review of the Schedule 13G filed by Dimensional Fund Advisors Inc. with the SEC on February 6, 2006.

(4)
Based solely on a review of the Schedule 13G filed by TimesSquare Capital Management, LLC with the SEC on February 10, 2006.

(5)
Based solely on a review of the Schedule 13G filed by Kayne Anderson Rudnick Investment Management, LLC with the SEC on February 7, 2006.

(6)
Based solely on a review of the Schedule 13G filed by Snow Capital Management, L.P. with the SEC on January 23, 2006.

(7)
Includes 40,000 shares of common stock subject to options.

(8)
Includes 25,000 shares of common stock subject to options.

(9)
Includes 15,000 shares of common stock subject to options.

(10)
Includes 506,585 shares of common stock subject to options.

(11)
Includes 270,547 shares of common stock subject to options.

(12)
Includes 130,667 shares of common stock subject to options.

(13)
Includes 103,999 shares of common stock subject to options.

(14)
Includes 83,999 shares of common stock subject to options.

(15)
Includes an aggregate of 1,390,130 shares of common stock subject to options. Also includes 114,373 shares of common stock owned by other executive officers not listed in the above table, of which 79,333 are shares of common stock subject to options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arrangements and Transactions with Weatherford

        Registration Rights Agreement.    Concurrently with our acquisition of Weatherford Global Compression Services, L.P. in February 2001 (the "Acquisition"), we entered into a registration rights agreement with WEUS Holding, Inc., a wholly-owned subsidiary of Weatherford International, Inc. In connection with the June 2002 restructuring of Weatherford International, Inc., WEUS Holding's rights under the registration rights agreement were transferred to Weatherford International, Ltd. ("Weatherford"). In connection with the exercise by Weatherford of one of its demand registrations, in March 2004, the registration rights agreement was amended and restated. Under the agreement, Weatherford had the right, on up to three occasions, to cause us to register at our expense Weatherford's shares of our common stock under the Securities Act of 1933 at any time by providing a written demand to us, subject to certain minimum dollar values. The registration rights agreement also provided Weatherford with certain "piggyback" registration rights, or rights to require us, subject to certain limitations, to include its shares of our common stock in certain other registration statements that we may file. In February 2004, Weatherford provided written demand to us to register 7,000,000 of Weatherford's shares of our common stock. We filed a registration statement with the SEC in respect of these shares on April 1, 2004 and these shares were subsequently sold. In December 2004, Weatherford provided written demand to us to register its remaining 6,750,000 shares of our common stock. We filed a registration statement with the SEC in respect of these shares, and said registration statement was declared effective in March 2005. On December 14, 2005, Weatherford sold its remaining 6,750,000 shares of our common stock in an underwritten transaction, thereby terminating the registration rights agreement.

        Board Representation.    In connection with the Acquisition, Weatherford held the right to designate three members to our Board of Directors for so long as it owned at least 20% of our outstanding common stock. One Weatherford nominee (Mr. Dutton) is a Class A director with a term expiring in 2007, the second Weatherford nominee (Ms. Rodriguez) is a Class B director with a term of office expiring in 2008, and the third Weatherford nominee (Mr. Duroc-Danner) is a Class C director with a term of office expiring at this year's Annual Meeting of Stockholders. Mr. Duroc-Danner has notified the Company that he intends to serve on the Board of Directors until the 2006 Annual Meeting of Stockholders, but does not intend to run for re-election. On December 14, 2005, Weatherford sold its remaining 6,750,000 shares of our common stock and, as a result, no longer has the contractual right to designate members to our Board of Directors.

        Other Transactions.    During the Transition Period, we transacted less than $1,000 of business with Weatherford and its affiliates.

Registration Rights Agreement with Castle Harlan Partners III, L.P.

        In connection with our acquisition of Tidewater Compression in 1998, we entered into a registration rights agreement with Castle Harlan Partners III, L.P. and some of our other stockholders (including certain of our directors and officers). Under the registration rights agreement, these stockholders generally have the right to require us to register any or all of their shares of our common stock under the Securities Act of 1933, at our expense, subject to certain minimum dollar values. In addition, these stockholders are generally entitled to include, at our expense, their shares of our common stock covered by the registration rights agreement in any registration statement that we propose to file with respect to registration of our common stock under the Securities Act of 1933. We also agreed in this registration rights agreement to indemnify the stockholders against specified liabilities, including liabilities under the Securities Act of 1933.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        We have elected, as a policy matter, not to offer employment agreements to our executive officers. Certain of our executive officers are offered change of control agreements pursuant to which the executive officers may receive certain payments, including a lump sum payment of two years' compensation and continuation of our employee benefits for two years, in the event of termination of employment upon a change of control in exchange for a two-year non-competition agreement. To date, Messrs. Snider, Danner, Anderson, Townsend, Childers and Leong have entered into change of control agreements with us. In addition, we have agreed that Mr. Snider, our President and Chief Executive Officer, and his spouse will be entitled to continue to participate, at our expense, in our medical benefit plan following his retirement so long as he remains an active employee of the Company until his retirement.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information as of December 31, 2005, with respect to certain of our compensation plans for which our common stock is authorized for issuance, aggregated as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:	2,219,014	$25.92	3,677,047	(1)
Equity compensation plans not approved by security holders:	Not applicable	Not applicable	Not applicable

Total	2,219,014	$25.92	3,677,047

(1)
Includes 2,583,920, 16,761, 69,111, 995,406 and 11,849 shares available for issuance pursuant to our Incentive Stock Option Plan, Employees' Supplemental Savings Plan, Employee Stock Purchase Plan, Restricted Stock Plan and Directors' Stock Plan, respectively.

        These amounts do not include the stock options and shares of restricted stock granted by the Company on March 3, 2006 as compensation in respect of the twelve-month period ending March 31, 2006, which includes the Transition Period. Including those stock options and shares of restricted stock, the amounts for each of the respective columns in the table would be (a) 2,482,830, (b) $28.05 and (c) 3,246,133; and the amount in column (c) would include 2,286,556, 16,761, 69,111, 862,856 and 11,849 shares available for issuance pursuant to our Incentive Stock Option Plan, Employees' Supplemental Savings Plan, Employee Stock Purchase Plan, Restricted Stock Plan and Directors' Stock Plan, respectively.

PROPOSAL 2:
APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

        The Board of Directors recommends that you vote FOR the approval of the amendment to our Employee Stock Purchase Plan in this Proposal 2.

        At the meeting, you will be asked to approve an amendment to our Employee Stock Purchase Plan (the "Stock Purchase Plan") to increase by 250,000 the number of shares of our common stock available for purchase under the Stock Purchase Plan from 250,000 shares to 500,000 shares. As of March 6, 2006, there remained 69,111 shares of our common stock authorized and approved for issuance under the Stock Purchase Plan. If this amendment is approved by our stockholders, there will be 319,111 shares of our common stock authorized and approved for issuance under the Stock Purchase Plan.

        In August 2001, we adopted the Stock Purchase Plan to give employees of the Company and its subsidiaries an opportunity to purchase our common stock through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company and its subsidiaries and to assist us in retaining employees. The Stock Purchase Plan is administered by a committee appointed by our Board of Directors. The Stock Purchase Plan allows eligible employees an opportunity to acquire a proprietary interest in the our long-term performance and success through the purchase of shares of our common stock at a possible discount from its fair market value with funds accumulated through payroll deductions and without having to pay any brokerage commissions with respect to the purchases.

        In general, any person who has been an employee for at least 90 days on a given enrollment date and who is scheduled to work at least 20 hours per week on a regular basis or at least five months in a calendar year is eligible to participate in the Stock Purchase Plan. Common stock will be purchased for each participant in the Stock Purchase Plan as of the last day of each offering period (generally the last business day of each calendar quarter) with the money for such stock deducted from his or her paychecks during the offering period. The purchase price per share will be determined prior to each offering period by the administrator and will be between 85% and 100% of the lesser of the fair market value per share of our common stock on (1) the first day of the offering period, or (2) the last day of the offering period.

        A participant may elect to have payroll deductions made under the Stock Purchase Plan for the purchase of common stock in an amount not to exceed the lesser of 10% of the participant's compensation or $25,000 (the limit imposed by Section 423(b)(8) of the Internal Revenue Code of 1986, as amended (the "Code")). Compensation for purposes of the Stock Purchase Plan means the gross amount of the participant's base pay on the basis of the participant's regular, straight-time hourly, weekly or monthly rate for the number of hours normally worked, including commissions, but excluding overtime, bonuses, shift premiums and other incentives and special payments. Contributions to the Stock Purchase Plan will be on an after-tax basis. A participant may terminate his or her payroll deductions at any time.

        A stock purchase bookkeeping account will be established for each participant in the Stock Purchase Plan. Amounts deducted from participants' paychecks will be credited to their bookkeeping accounts. No interest will accrue with respect to any amounts credited to the bookkeeping accounts. As of the last day of each offering period, the amount credited to a participant's stock purchase account will be used to purchase the largest number of whole shares of common stock possible at the price as determined above. The common stock will be purchased directly from the Company. No brokerage or other fees will be charged to participants. Any balance remaining in the participant's account will remain in the participant's account until the next succeeding offering period, at which time such funds will be (1) combined with the participant's payroll deductions for that offering period and used to purchase whole shares or (2) returned to the participant as soon as practicable if the participant is not eligible to participate or has stopped his payroll deductions prior to the beginning of the next succeeding offering period.

        A participant may withdraw from participation in the Stock Purchase Plan at any time during an offering period by written notice to the Company and may withdraw all cash amounts in his bookkeeping account. Rights to purchase shares of common stock under the Stock Purchase Plan are exercisable only by the participant and are not transferable.

        The Board of Directors of the Company may amend, suspend, or terminate the Stock Purchase Plan at any time, except that certain amendments may be made only with the approval of the stockholders of the Company. Subject to earlier termination by the Board of Directors, the Stock Purchase Plan will terminate on the date that all shares authorized for sale have been purchased.

Federal Income Tax Consequences

        The following is a summary of certain of the federal income tax consequences to participants in the Stock Purchase Plan and to the Company, based upon current provisions of the Code and the regulations and rulings thereunder, and does not address the consequences under state or local or any other applicable tax laws.

        Participants in the Stock Purchase Plan will not recognize income at the time a purchase right is granted to them at the beginning of an offering period or when they purchase common stock at the end of the offering period. However, participants will be taxed on amounts withheld from their salary under the Stock Purchase Plan as if actually received, and the Company will generally be entitled to a corresponding income tax deduction.

        If a participant disposes of common stock within one year from the end of the applicable offering period or two years from the beginning of the offering period, the participant will recognize ordinary income at the time of disposition which will equal the excess of the fair market value of the common stock on the date the participant purchased the common stock (i.e., the end of the applicable offering period) over the amount paid for the common stock. The Company will generally be entitled to a corresponding income tax deduction. The excess, if any, of the amount recognized on disposition of such common stock over its fair market value on the date of purchase (i.e., the end of the applicable offering period) will be short-term capital gain, unless the participant's holding period for the common stock (which will begin at the time of the participant's purchase at the end of the offering period) is more than one year. If the participant disposes of the common stock for less than the purchase price for the shares, the difference between the amount recognized and such purchase price will be a long-term or short-term capital loss, depending upon the participant's holding period for the common stock.

        If a participant disposes of the common stock purchased pursuant to the Stock Purchase Plan after one year from the end of the applicable offering period and two years from the beginning of the applicable offering period, the participant must include in gross income as compensation (as ordinary income and not as capital gain) for the taxable year of disposition an amount equal to the lesser of (a) the excess of the fair market value of the common stock at the beginning of the applicable offering period over the purchase price computed on the first day of the offering period or (b) the excess of the fair market value of the common stock at the time of disposition over its purchase price. Thus, if the one and two year holding periods described above are met, a participant's ordinary compensation income will be limited to the discount available to the participant on the first day of the applicable offering period. If the amount recognized upon such a disposition by way of sale or exchange of the common stock exceeds the purchase price plus the amount, if any, included in income as ordinary compensation income, such excess will be long-term capital gain. If the one and two year holding periods described above are met, the Company will not be entitled to any income tax deduction.

        The amendment to the Company's Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares of the Company's common stock present in person or by proxy and entitled to vote at the 2006 Annual Meeting of Stockholders. In voting on the amendment to the Stock Purchase Plan, you may vote in favor of the amendment, against the amendment or abstain from voting on the amendment.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors as described in this Proposal 3.

        The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2006. Deloitte & Touche LLP has served as our independent auditors since our formation in 1998.

        We have been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

        One or more representatives of Deloitte & Touche LLP are expected to be present at this year's Annual Meeting of Stockholders. The representatives will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

        In voting on the ratification of the appointment of Deloitte & Touche LLP as our independent auditors, you may vote in favor of the ratification, against the ratification or abstain from voting on the ratification. The ratification of the appointment of Deloitte & Touche LLP as our independent auditors will be approved upon receiving the affirmative vote of the holders of a majority of our common stock present or represented by proxy and entitled to vote at this year's Annual Meeting of Stockholders. If our stockholders do not ratify the appointment of Deloitte & Touche LLP, our Audit Committee may reconsider the appointment.

Audit and Other Fees

        The following table presents fees for professional services rendered by our independent auditors, Deloitte & Touche LLP that were billed to us for the Transition Period and twelve months ended March 31, 2005.

	Transition Period	2005
	(In thousands)
Audit fees(1)	$675.4	$1,627.0
Audit-related fees(2)	117.2	213.4
Tax fees(3)	149.5	262.6
All other fees	—	—

Total fees:	$942.1	$2,103.0

(1)
Audit fees consist of professional services rendered for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the reviews of the quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees and work done by tax professionals in connection with the audit and quarterly reviews.

(2)
Audit-related fees primarily include fees for audits of our benefit plans, operating lease facilities and consultations concerning financial accounting and reporting matters.

(3)
Tax fees include fees primarily related to tax compliance, tax advice and tax planning.

        In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

        The services performed by the independent auditor during the Transition Period were approved in advance by the Audit Committee. Any requests for audit, audit-related, tax and other services to be performed by Deloitte & Touche LLP must be submitted to the Audit Committee for pre-approval. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant pre-approval between meetings, as necessary, has been delegated to the Audit Committee Chair, or, in the absence or unavailability of the Chair, one of the other members. Any such pre-approval must be reviewed at the next regularly scheduled Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE

        In connection with the audit for the nine-month period ended December 31, 2005 ("Transition Period"), the Audit Committee:

  •
  reviewed and discussed with management the Company's audited financial statements for the Transition Period;

  •
  discussed with Deloitte & Touche LLP, the Company's independent auditors, the matters required to be discussed by Statement of Accounting Standards No. 61, as modified or supplemented;

  •
  received from and discussed with Deloitte & Touche LLP the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1, as modified or supplemented, regarding their independence; and

  •
  discussed with Deloitte & Touche LLP their independence and considered whether the provision of non-audit services provided by Deloitte & Touche LLP for the Company is compatible with maintaining their independence.

        Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the Board of Directors that the audited financial statements for the Transition Period and the report on internal control over financial reporting be included in the Company's Transition Report on Form 10-K for the Transition Period for filing with the SEC. The Audit Committee also appointed Deloitte & Touche LLP as the Company's independent auditors for the twelve months ending December 31, 2006.

        The Company's management is responsible for the Company's internal controls, financial reporting process, internal audit process and the preparation of the Company's financial statements in accordance with generally accepted accounting principles in the United States. Deloitte & Touche LLP is responsible for auditing the financial statements in accordance with auditing standards generally accepted in the United States. The Audit Committee monitors and oversees these processes and procedures, but does not conduct auditing or accounting reviews.

                      Submitted by the Audit Committee,
                      Janet F. Clark, Chair
                      Thomas C. Case
                      William M. Pruellage
                      Samuel Urcis

        The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

EXPENSES OF SOLICITATION

        We will bear all expenses incurred in connection with the solicitation of proxies.

STOCKHOLDER RECOMMENDATIONS OF DIRECTOR NOMINEES

        The Nominating and Corporate Governance Committee will consider nominees recommended by our stockholders who submit their recommendations in writing to Chair, Nominating and Corporate Governance Committee, care of the Corporate Secretary, Universal Compression Holdings, Inc., 4444 Brittmoore Road, Houston, Texas 77041, USA. Recommendations received before December 1 in any year will be considered for inclusion in the slate of director nominees to be presented at the Annual Meeting of Stockholders for the following year. Unsolicited recommendations must contain the name, address and telephone number of the potential nominee, a statement regarding the potential nominee's background, experience, expertise and qualifications, a signed statement confirming his or her willingness and ability to serve as a director and abide by our Corporate Governance Guidelines and Code of Business Conduct and Ethics and his or her availability for a personal interview with the Nominating and Corporate Governance Committee, and evidence that the person making the recommendation is a stockholder of the Company.

        Stockholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of Rule 14a-8 promulgated by the SEC. Stockholders who do not comply with Rule 14a-8 but who wish to have a nominee considered by our stockholders at the Annual Meeting of Stockholders must comply with the deadlines and procedures set forth in our Bylaws. See "Proposals of Stockholders for 2007 Annual Meeting of Stockholders" in this proxy statement for more information.

PROPOSALS OF STOCKHOLDERS FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

        In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2007 Annual Meeting of Stockholders, we must receive the written proposal no later than November 17, 2006. The proposal will need to comply with regulations of the SEC regarding the inclusion of stockholder proposals in Company-sponsored proxy materials and must contain the information required by our Bylaws.

        According to our Bylaws, a proposal for action to be presented by any stockholder from the floor at the 2007 Annual Meeting of Stockholders shall be out of order and shall not be acted upon unless:

  •
  specifically described in our notice to all stockholders of the meeting and the matters to be acted upon thereat; or

  •
  the proposal shall have been submitted in writing to the Corporate Secretary at the facsimile number or mailing address set forth below and received no earlier than January 1 or later than January 31, 2007 and such proposal is, under law, an appropriate subject for stockholder action.

        Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary via facsimile to (713) 466-6720 or by mail to 4444 Brittmoore Road, Houston, Texas 77041.

OTHER INFORMATION

        In order for a proposal for action to be presented by a stockholder from the floor at the 2006 Annual Meeting of Stockholders, the proposal, among other things, must be submitted in writing to the Corporate Secretary at the facsimile number or mailing address set forth above no later than March 27, 2006.

        We do not know of any proposals or other items, other than those referred to in the accompanying Notice of Annual Meeting of Stockholders, that may properly come before the meeting or other matters incident to the conduct of the meeting.

        As to any other proposal or item that may properly come before the meeting, including voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

        The proxy card and this proxy statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

TRANSITION REPORT AND FINANCIAL INFORMATION

        The Transition Report to stockholders includes our financial statements for the Transition Period. We have mailed the Transition Report to all of our stockholders of record as of the record date. We will provide without charge our Transition Report on Form 10-K for the Transition Period, to any person requesting a copy in writing and stating that he or she was a beneficial holder of our common stock on the record date. We will also furnish copies of any exhibits to the Form 10-K at $0.50 per page, paid in advance. Requests and inquiries should be addressed to:

                      Investor Relations
                      Universal Compression Holdings, Inc.
                      4444 Brittmoore Road
                      Houston, Texas 77041

        Our Transition Report to stockholders should not be regarded as proxy soliciting material or as a communication for which a solicitation of proxies is to be made.

EXHIBIT A

AMENDMENT NO. TWO
TO THE
UNIVERSAL COMPRESSION HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I
PURPOSE

        1.01    Purpose.    The Universal Compression Holdings, Inc. Employee Stock Purchase Plan (the "Plan"), was adopted by the Board of Directors to encourage employees of Universal Compression Holdings, Inc. ("Universal") to remain in its employ and participate in its growth by providing a method whereby employees of Universal and its eligible Subsidiary Corporations (collectively, with Universal, the "Company") will have an opportunity to acquire a proprietary interest in the Company's long-term performance and success through the purchase of shares of the Common Stock at a price that may be less than the fair market value of the stock on the date of purchase from funds accumulated through payroll deductions. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. The Plan as originally adopted reflected that Two Hundred Fifty Thousand (250,000) shares of Common Stock were available for purchase pursuant to the Plan. The Company now amends and restates the Plan effective as of April 19, 2006, to reflect that an additional Two Hundred Fifty Thousand (250,000) shares of Common Stock will be available for purchase pursuant to the Plan.

ARTICLE II
DEFINITIONS

        2.01 "Board" means the Board of Directors of Universal.

        2.02 "Common Stock" means the Common Stock, $0.01 par value, of Universal.

        2.03 "Committee" means the committee appointed by the Board pursuant to Article X to administer the Plan. If the Board does not appoint a Committee, or if a Committee otherwise fails to exist at any time during the term hereof, the Board shall perform the functions of the Committee.

        2.04 "Eligible Pay" means regular straight-time earnings, including commissions, but excluding payments for overtime, shift premium, bonuses and other incentive and special payments.

        2.05 "Employee" means any person who is customarily employed, within the meaning of Code section 3401, by the Company (i) more than 20 hours per week or (ii) at least five months in any calendar year. The Committee shall determine when an Employee's period of employment terminates and when such period of employment is deemed to be continued during an approved leave of absence.

        2.06 "Offering" means any offering as described in Section 4.02 hereof permitting Participants to purchase Common Stock under the Plan.

        2.07 "Offering Commencement Date" means the date on which an Offering will commence, as described in Section 4.02.

        2.08 "Offering Period" means the period between the Offering Commencement Date and the Offering Termination Date, as described in Section 4.02.

        2.09 "Offering Termination Date" means the last day of an Offering Period, as described in Section 4.02.

        2.10 "Participant" means an Employee who exercises an option to purchase Common Stock under the Plan by authorizing payroll deductions under Section 5.02.

        2.11 "Plan" means the Universal Compression Holdings, Inc. Employee Stock Purchase Plan, as set forth herein and as it may be amended from time to time.

        2.12 "Subsidiary Corporation" means (i) any "subsidiary corporation" of Universal as that term is defined in section 424(f) of the Code, (ii) any other entity that is taxed as a corporation under Code Section 7701(a)(3) and is a member of the "affiliated group" as defined in Code Section 1504(a) of which Universal is the common parent, and (iii) any other entity as may be permitted from time to time by the Code or the Internal Revenue Service to be an employer of employees participating in the Plan; provided, however, that any such Subsidiary Corporation must be designated as a participating employer in the Plan by the Board.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

        3.01    Initial Eligibility.    Except as provided in Section 3.02, any Employee who shall have completed ninety (90) days' employment and shall be employed by the Company on the date his participation in the Plan is to become effective shall be eligible to participate in Offerings under the Plan which commence on or after such ninety-day period has concluded.

        3.02    Restrictions on Participation.    Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to purchase Common Stock under the Plan:

          (a)   if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this subparagraph, the rules of section 424(d) of the Code shall apply in determining stock ownership of any Employee) and any option granted to an Employee which results in his stock ownership (as determined under section 423(b)(3) of the Code) equaling or exceeding such 5% limitation shall be entirely void as if it had never been granted; or

          (b)   which permits his rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding. For purposes of this subparagraph (b), (i) an option accrues when the option first becomes exercisable during any calendar year; (ii) an option accrues at a rate provided in the applicable Offering, but in no case may such rate for any Employee exceed $25,000 of the fair market value of stock determined at the time the option is granted for any one calendar year; (iii) an option that has accrued under any one Offering may not be carried over by a Participant to any other Offering; and (iv) only rights to purchase stock that have been granted under an employee stock purchase plan that complies with section 423 of the Code shall be taken into account.

        3.03    Commencement of Participation.    An eligible Employee may become a Participant by completing an authorization for a payroll deduction in accordance with Section 5.02 on the form provided by the Company and filing it with the Company's finance department on or before the date set therefore by the Committee, which date shall be prior to the Offering.

ARTICLE IV
OFFERINGS

        4.01    Shares Offered.    The total number of shares of Common Stock available under the Plan is Five Hundred Thousand (500,000) shares. If any Offering shall expire without the rights under such Offering having been exercised in full, such unpurchased shares covered thereby shall be added to the shares otherwise available for future Offerings.

        4.02    Offerings.    The Company may make periodic Offerings to eligible employees to purchase Common Stock under the Plan, the duration of which may be for a period of three months up to one year; provided, however, that the initial Offering Commencement Date may be for a period of less than three months, as determined by the Committee. Offering Periods commencing after the initial Offering Period will commence on January 1, April 1, July 1 or October 1. With respect to each Offering, the Committee, at its discretion, may specify the maximum number of shares of Common Stock that may be purchased under the Offering or such other limitations that it may deem appropriate. The number of shares of Common Stock that may be purchased under each successive Offering shall be all or a portion of the balance of the Five Hundred Thousand (500,000) shares authorized but not purchased previously under the terms of this Plan.

        As used in the Plan, "Offering Commencement Date" means the January 1, April 1, July 1 or October 1, as the case may be, on which the particular Offering begins. "Offering Termination Date" means the March 31, June 30, September 30 or December 31, as the case may be, on which the particular Offering terminates, and "Offering Period" means the period from the Offering Commencement Date to the Offering Termination Date.

ARTICLE V
PAYROLL DEDUCTIONS

        5.01    Offering Rights.    With respect to each Offering, each Employee shall be offered the opportunity to elect to have deducted from each paycheck issued during the Offering Period an amount as determined by the Participant which shall be withheld by the Company for the purchase on behalf of such electing Employee of the number of whole shares of Common Stock that can be purchased with the amount deducted for such purpose, but in no event may the number of whole shares which may be purchased by any Participant exceed the number of whole shares available during the Offering Period or exceed the individual Participant allotment, if any, for the Offering Period described in Section 6.03 hereof. Fractional shares may not be purchased; any funds that are insufficient to purchase whole shares shall remain in each affected Participant's Plan account until the following Offering Period, at which time such funds shall be (i) combined with the Participant's payroll deduction for the following Offering Period and used to purchase whole shares for each affected Participant who remains eligible to participate in such Offering Period, or (ii) returned to each affected Participant who is not eligible to participate in the following Offering Period.

        5.02    Payroll Deductions.    Each Employee shall become a Participant pursuant to the terms of an Offering by filing a written election to participate in that Offering in the form of a payroll deduction authorization prior to the Offering Commencement Date on the form provided by the Company for that purpose. A Participant may elect to have his authorization continue for future Offerings until revoked or modified in writing. A Participant may elect to have deductions made from his pay in one of two ways. At the time a Participant files his authorization for payroll deduction, he shall elect to have deductions made from his pay on each payday during the time he is a Participant in an Offering at the rate of any specified whole percentage from 1% up to and including 10% of his Eligible Pay in effect at the Offering Commencement Date or the Participant shall elect to have a specific dollar amount deducted from his pay on each payday during the time he is a Participant pursuant to rules that may be proscribed from time to time by the Committee; provided, however, that each payroll deduction shall be in an amount not less than

$20 per payroll period and shall be subject to the restrictions contained in Section 3.02. In the case of a part-time hourly Employee, such Employee's Eligible Pay during an Offering shall be determined by multiplying such Employee's hourly rate of pay in effect on the Offering Commencement Date by the number of regularly scheduled hours of work for such Employee during such Offering. Payroll deductions shall commence with the first regular payroll period coinciding with or ending on the Offering Commencement Date, or at such other time as may be specified in such Offering and shall end on the earlier of the last regular payroll period coinciding with or ending before the Offering Termination Date or, if earlier, upon the termination of the Participant's employment with the Company.

        5.03    Method of Payment; Participant's Account.    The Company will maintain or cause to have maintained a Plan account on its books in the names of each Participant. All payroll deductions made for a Participant shall be credited to his account under the Plan. Purchases of shares of Common Stock by any Participant pursuant to an Offering shall be made with funds accumulated in the Participant's account through payroll deductions from the Participant's Eligible Pay during the Offering Period. A Participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 5.05. The Company shall not credit a Participant's Plan account with interest on any payroll deduction.

        5.04    Changes in Payroll Deductions.    A Participant may discontinue his participation in the Plan as provided in Article VII, but no other change can be made during an Offering and, specifically, a Participant may not alter the amount of his payroll deductions for that Offering.

        5.05    Leave of Absence.    If a Participant goes on a leave of absence, such Participant shall have the right to elect (i) to withdraw the balance in his Plan account pursuant to Article VII, (ii) to discontinue contributions to the Plan but remain a Participant in the Plan, or (iii) to remain a Participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the Participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such Participant are insufficient to meet such Participant's authorized Plan deductions.

ARTICLE VI
TERMS AND CONDITIONS OF OFFERINGS AND OPTIONS

        6.01    Terms and Conditions.    Except as provided in Section 3.02(b), all Participants shall have the same rights and privileges, as specified below in this Article VI.

        6.02    Number of Option Shares.    On each Offering Commencement Date, a Participant shall be deemed to have been granted an option to purchase shares of Common Stock of the Company equal to the percentage of the Employee's Eligible Pay that he has elected to have withheld through payroll deductions multiplied by the Employee's Eligible Pay during the Offering Period, or the specified portion elected, divided by the purchase price per share determined under Section 6.04, subject to the allotments, if any, for the Offering Period described in Section 6.03.

        6.03    Allotment of Shares.    If the total number of shares of Common Stock to be purchased by Participants through payroll deduction under any Offering exceeds the shares available for purchase under the Offering, the Committee may make allotments of shares among the Participants on any basis consistent with the terms of the Plan, and Offerings for shares, if any, in excess of the shares so allotted shall be deemed to have lapsed. Any funds remaining in a Participant's account after an Offering as a result of this Section 6.03 shall be carried over into the next Offering, or shall be returned to the Participant as soon as practicable if another Offering will not occur or if the Employee does not elect to participate in the next Offering.

        6.04    Purchase Price.    The purchase price per share at which Common Stock may be purchased under each Offering shall be a percentage established by the Committee prior to the Offering

Commencement Date which is from 85% to 100% of the lesser of the fair market value of a share of Common Stock as determined as of (i) the Offering Commencement Date or (ii) the Offering Termination Date. In determining the purchase price, the fair market value per share of Common Stock shall be the closing price reported, if any, on the New York Stock Exchange or successor exchange or market system for the date on which such value is being determined; provided, however, that if the closing sales price is not reported on such date, then the closing price on the most recently preceding date on which such price was reported shall be used. If no trading market on the New York Stock Exchange exists, the Board of Directors or the Committee shall determine the fair market value for this purpose.

        6.05    Nontransferability of Options.    An option shall not be transferable by the Employee or Participant to whom it has been granted otherwise than by will or the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant. Further, in the discretion of the Board, the terms of any Offering may prohibit transfer under any circumstances and provide for cancellation of the unexercised portion of any option upon the death of a Participant.

        6.06    Purchases.    As of the Offering Termination Date, or such other date as required by administrative operational requirements, purchases of shares of Common Stock by any Participant pursuant to an Offering shall be made with funds accumulated in the Participant's account through payroll deductions from the Participant's pay or as otherwise permitted by the Board, under rules of uniform application over the time period specified in such Offering.

        6.07    Other Provisions.    Each Offering shall contain such other provisions as the Committee shall deem advisable, including restrictions on resale of Common Stock purchased through an Offering, provided that no such provisions may in any way conflict, or be inconsistent with the terms of the Plan as amended from time to time.

        6.08    Requirements of Law.    The issuance of any Common Stock hereunder is conditioned upon registration or exemption of the Common Stock to be issued under applicable federal and state securities laws and its listing on any applicable stock exchange. In no event shall any Common Stock be issued hereunder prior to the effective date of any such registration, exemption or listing application. In addition, unless and until the Plan is approved by a proper vote of the stockholders of Universal, the purchase price per share under Section 6.04 shall be at least 100% of the fair market value determined thereunder.

        6.09    Issuance of Common Stock.    The shares of Common Stock purchased by each Participant with respect to each Offering shall be considered to be issued and outstanding to his credit as of the close of business on the Offering Termination Date or other purchase date for the Offering as described in Section 6.06. Certificates for shares of Common Stock shall be issued in accordance with Section 7.02 only in the name of the Participant unless the Participant, or in the event of death, the Participant's designee, elects otherwise by written notice to the Company and the Company gives prior written consent to such election.

        6.10    Account Balances.    No interest shall accrue at any time for any amount credited to the account of a Participant. After the close of each Offering, a report shall be sent to each Participant stating the entries made to his account, the number of shares of Common Stock purchased, and the applicable purchase price of such shares.

ARTICLE VII
WITHDRAWALS FROM PARTICIPANT ACCOUNTS

        7.01    Withdrawal From Offering.    Except for any officer of the Company who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (an "Insider"), any Participant may cease participation in an Offering at any time prior to the Offering Termination Date and withdraw all cash amounts in his account by providing at least fifteen (15) days' prior written notice to the Company's human resource department revoking his payroll deduction authorization. Such withdrawals shall serve to cancel the Participant's option, and the Participant shall thereupon cease his participation in such Offering. Partial cash withdrawals shall not be permitted. Any cash withdrawal request shall be made in such form and under such conditions as may be specified from time to time by the Committee. Insiders may not make cash withdrawals for so long as they remain Insiders.

        7.02    Issuance of Certificates.    As soon as practicable after each Offering Period, each Participant will receive a stock certificate representing all of the shares of Common Stock (in a whole number of shares) held in his account. Subject to Section 6.07, a Participant shall not be permitted to pledge, transfer, or sell shares of Common Stock held in his account until they are issued in certificate form.

        7.03    Termination of Employment.    Upon termination of a Participant's employment with the Company for any reason, whether voluntary or involuntary, his participation in the Plan shall immediately terminate. As soon thereafter as is practicable, the Participant, or the Participant's beneficiary in the event of the Participant's death, shall receive (i) cash in an amount equal to the balance in his account as of the date of his termination of employment, without interest; (ii) a stock certificate for all whole shares of Common Stock not yet delivered out of the account; and (iii) cash equivalent to any fractional shares of Common Stock in the account.

ARTICLE VIII
RECAPITALIZATION OR REORGANIZATION
AND COMMON STOCK DIVIDENDS

        8.01    Merger, Consolidation, or Reorganization.    In the event of a dissolution or liquidation of the Company, or any merger, consolidation, or share exchange pursuant to which the holders of Common Stock would receive cash, securities or property from another person or entity, the Board, at its election, may cause each outstanding option to terminate; provided, however, that each Participant shall in such event, subject to such rules and limitations of uniform application as the Board may prescribe, be entitled to the rights of terminating Participants provided in Article VII.

        8.02    Capital Adjustments.    The aggregate number of shares of Common Stock that may be purchased by the exercise of outstanding options and the purchase price per share covered by each such outstanding option and the number of shares of Common Stock held in a Participant's account shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of Common Stock or other capital adjustment or the payment of a Common Stock dividend or other increase or decrease in such shares of Common Stock effected without the receipt of consideration by the Company.

        8.03    Company's Discretion.    The grant of an option under the Plan shall not affect in any way the Company's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

ARTICLE IX
AMENDMENT OR TERMINATION OF THE PLAN

        9.01    Amendment or Termination.    The Board in its sole and absolute discretion may suspend or terminate the Plan, reconstitute the Plan in whole or in part, or amend or revise the Plan in any respect whatsoever except that (i) no amendment shall cause any option to fail to qualify as an option under section 423 of the Code; (ii) without approval of the stockholders, no amendment shall increase the number shares of Common Stock that may be sold under the Plan or make any change in the Employees or class of Employees eligible to participate in the Plan; and (iii) without the approval of a Participant, no change shall be made in the terms of any outstanding option adverse to the interest of the Participant. The

Plan shall terminate on the date that all shares of Common Stock authorized for sale under the Plan have been purchased, except as otherwise extended by authorizing additional shares under the Plan.

ARTICLE X
ADMINISTRATION

        10.01    Appointment of Committee.    If the Board appoints a Committee to administer the Plan, the Committee shall consist of at least two directors of Universal. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee.

        10.02    Authority of Committee.    Subject to the express provisions of the Plan, the Committee shall have full power and authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be final, conclusive and binding on all persons. The Committee may delegate some or all of its administrative powers and responsibilities to such other persons from time to time as it deems appropriate.

ARTICLE XI
MISCELLANEOUS

        11.01    Nontransferability.    Except by the laws of descent and distribution, no benefit provided hereunder shall be subject to alienation, assignment, or transfer by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature, and any attempted alienation, assignment, attachment, or transfer shall be void and of no effect whatsoever and, upon any such attempt, the benefit shall terminate and be of no force or effect. During a Participant's lifetime, options granted to the Participant shall be exercisable only by the Participant. Shares of Common Stock shall be delivered only to the Participant or death beneficiary entitled to receive the same or to the Participant's authorized legal representative.

        11.02    No Employment Right.    Neither this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or Employee of the Company.

        11.03    Tax Withholding.    The Company shall have the right to deduct from all payments hereunder any federal, state, local, or employment taxes that it deems are required by law to be withheld with respect to such payments.

        11.04    Government and Other Regulations.    The obligation of the Company to deliver shares of Common Stock or make cash payments hereunder shall be subject to all applicable laws, rules, and regulations and to such approvals by any government agencies or regulatory authority as may be deemed necessary or appropriate by the Committee. If shares of Common Stock deliverable hereunder may in certain circumstances be exempt from registration under the Securities Act of 1933, as amended, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status. The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. The Plan shall be subject to any provision necessary to assure compliance with federal and state securities laws.

        11.05    Indemnification.    Each person who is or at any time serves as a member of the Board and/or the Committee shall be indemnified and held harmless by Universal against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under this Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit, or proceeding relating to this Plan except to the extent that any such loss, cost, liability or expense arises from the gross negligence or willful misconduct of such person. Each person covered by this indemnification shall give Universal an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend the same on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the charter or bylaws of Universal, as a matter of law, or otherwise, or any power that Universal may have to indemnify such person or hold such person harmless.

        11.06    Reliance on Reports.    Each member of the Board and the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and upon any other information furnished in connection with this Plan. In no event shall any person who is or shall have been a member of the Board and/or the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, or for any action taken, including the furnishing of information, or failure to act, if in good faith.

        11.07    Governing Law.    All matters relating to this Plan shall be governed by the laws of the State of Texas, without regard to the principles of conflict of laws thereof, except to the extent preempted by the laws of the United States.

        11.08    Relationship to Other Benefits.    No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, or group insurance plan of the Company.

        11.09    Expenses.    The expenses of implementing and administering this Plan shall be borne by the Company.

        11.10    Titles and Headings.    The titles and headings of the Articles and Sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

        11.11    Application of Funds.    All funds received by the Company under the Plan shall constitute general funds of the Company.

        11.12    Nonexclusivity of Plan.    Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of Universal for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

        Executed this            day of                        , 2006, to be effective as of April 19, 2006.

UNIVERSAL COMPRESSION HOLDINGS, INC.
By:
Name:
Title:

+

Universal Compression Holdings, Inc.
MR A SAMPLE DESIGNATION (IF ANY) ADD 1	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
		C 1234567890 J N T

	☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	123456	C0123456789 12345

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A    Election of Directors

1.
Election of the following person to serve as director until the 2009 Annual Meeting of Stockholders:

01 - William M. Pruellage

For	Withhold
☐	☐

B    Issues

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	Approval of the amendment to our Employee Stock Purchase Plan.	☐	☐	☐
3.	Ratification of the appointment of Deloitte & Touche LLP as Independent Auditor.	☐	☐	☐
Mark box at right if you plan to attend the Annual Meeting.		☐

C    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

In addition, I hereby authorize such proxies to vote my shares in their discretion as to any other matters that may come before the Annual Meeting of Stockholders.

Please date this proxy card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If signed by a corporation, a duly authorized officer should sign this proxy card. If signed by a partnership, a duly authorized person should sign in the partnership's name.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy - Universal Compression Holdings, Inc.

Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders to be held April 19, 2006

I have received the Notice of Annual Meeting of Stockholders of Universal Compression Holdings, Inc. to be held April 19, 2006 and the Proxy Statement and hereby appoint Stephen A. Snider, Ernie L. Danner, J. Michael Anderson and D. Bradley Childers, and each of them, as my proxies, with full power of substitution, to represent me at the Annual Meeting of Stockholders (and at any adjournments or postponements thereof) and to vote all shares of common stock that I would be entitled to vote if personally present in the manner specified on the back of this card (or, if I do not specify how to vote, to vote all my shares FOR the proposals described on the back of this card and to vote in their discretion as to any other matters properly presented for vote at the Annual Meeting of Stockholders).

If you execute and return this proxy card but do not specify the manner in which the proxies should vote your shares, the proxies will vote your shares for all of the foregoing proposals and in their discretion as to any other matters properly presented for vote at the Annual Meeting of Stockholders.

If you choose not to vote via telephone or the Internet, please promptly mark this proxy card to specify how you would like your shares voted and date, sign and mail it in the enclosed envelope. No postage is required. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSALS REFERRED TO BELOW.

IF YOU VOTE VIA TELEPHONE OR THE INTERNET, PLEASE DO NOT MAILYOUR PROXY CARD.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Your vote is important. Please vote immediately.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your shares.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Votes submitted by telephone or the Internet must be received by 12:00 a.m., Central Time, on April 18, 2006.

THANK YOU FOR VOTING

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS To Be Held April 19, 2006
PROPOSAL 1: ELECTION OF DIRECTOR
INFORMATION ABOUT OUR DIRECTORS Nominee for Election to Term Expiring 2009 (Class C)
Incumbent Directors—Term Expiring 2007 (Class A)
Incumbent Directors—Term Expiring 2008 (Class B)
INFORMATION ABOUT OUR CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS AND ITS COMMITTEES
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
REPORT OF THE COMPENSATION COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
EXPENSES OF SOLICITATION
STOCKHOLDER RECOMMENDATIONS OF DIRECTOR NOMINEES
PROPOSALS OF STOCKHOLDERS FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
OTHER INFORMATION
TRANSITION REPORT AND FINANCIAL INFORMATION
EXHIBIT A AMENDMENT NO. TWO TO THE UNIVERSAL COMPRESSION HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I PURPOSE
ARTICLE II DEFINITIONS
ARTICLE III ELIGIBILITY AND PARTICIPATION
ARTICLE IV OFFERINGS
ARTICLE V PAYROLL DEDUCTIONS
ARTICLE VI TERMS AND CONDITIONS OF OFFERINGS AND OPTIONS
ARTICLE VII WITHDRAWALS FROM PARTICIPANT ACCOUNTS
ARTICLE VIII RECAPITALIZATION OR REORGANIZATION AND COMMON STOCK DIVIDENDS
ARTICLE IX AMENDMENT OR TERMINATION OF THE PLAN
ARTICLE X ADMINISTRATION
ARTICLE XI MISCELLANEOUS